Exhibit 99.1

908 Devices Appoints Marcia Eisenberg, Ph.D., Chief Scientific Officer, Labcorp Diagnostics, to its
Board of Directors

Third Board appointment of 2021 supports long-term vision for the company’s technology platform

BOSTON, June 8, 2021 – 908 Devices (NASDAQ: MASS), a pioneer of purpose-built, handheld and desktop mass spectrometry devices for chemical and biomolecular analysis, has appointed Marcia Eisenberg, Ph.D., chief scientific officer, Labcorp Diagnostics, to serve on its Board of Directors effective immediately.

Dr. Eisenberg has extensive experience with forensic DNA testing, biotechnology, molecular genetics and molecular oncology. She has helped lead the development and validation of well over a thousand clinical assays used for patient care during her more than 30-year tenure at Labcorp (NYSE: LH), a global life sciences company. Dr. Eisenberg previously held roles on the National Institute of Environmental Health Sciences and the FBI’s National DNA Advisory Board, where she was later recognized for her contributions to the advancement of DNA technology. Earlier this year, Dr. Eisenberg was recognized by the Healthcare Businesswomen’s Association (HBA) as a 2021 Luminary.

“I have had the opportunity to know and work with Marcia for well over a decade, and I have always been impressed with her ability to transform science into viable diagnostic assays,” said Kevin Hrusovsky, chairman of 908 Devices. “Marcia has a proven track record and a broad range of experience from diagnostics, to drug development, and to forensics. Her unique perspective will be an important addition to our Board. I look forward to collaborating with Marcia as we support 908 Devices in executing on its vision to democratize mass spectrometry.”

Dr. Eisenberg’s appointment comes on the heels of two additions to the Board earlier this year: Jeff George and Fenel Eloi.

“908 Devices is guided by an amazing group of Board members with talents spanning technology and applications, finance and operations, and we are fortunate to have such a wealth of experience to draw upon,” said Kevin J. Knopp, CEO and co-founder of 908 Devices. “Marcia’s appointment supports our efforts of today, but also our long-term, visionary platform aspirations in proteomics and diagnostics. I am very excited that she has joined us on our journey.”

To learn more about 908 Devices, please visit 908devices.com.

About 908 Devices

908 Devices (NASDAQ: MASS) is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics, and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements,” including with respect to the composition of the Company’s Board of Directors. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the SEC which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Media Contact

Katie Johnston

PAN Communications for 908 Devices

908devices@pancomm.com

Investor Contact

Carrie Mendivil

IR@908devices.com